UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    March 30, 2006

Nabi Biopharmaceuticals

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-04829	59-1212264
(Commission File Number)	(IRS Employer Identification No.)

5800 Park of Commerce Boulevard N.W., Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

(561) 989-5800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 30, 2006, Nabi Biopharmaceuticals (the “Company”) and Fresenius Biotech GmbH (“Fresenius”) entered into an Agreement to Develop, Supply and Market ATG-Fresenius North Americain the U.S. and Canada (the “Agreement”). ATG-Fresenius North America (the “Product”) is an immunosuppressive polyclonal antibody product used for the prevention and treatment of rejection following organ transplantation. Under the terms of the Agreement, Fresenius granted the Company exclusive sales and distribution rights to the Product in the U.S. and Canada for an initial term of ten years following the first commercial sale of the Product in the U.S., which term may be extended at the Company’s exclusive option for an additional five-year term.

Under the terms of the Agreement, Fresenius will manufacture and supply the Product from its European facility and will bear all costs arising from non-clinical, toxicology, chemistry, manufacturing and controls information and process development information. The Company will be responsible for, and will bear the cost of, clinical development, the regulatory approval process, and marketing and sales of the Product in the U.S and Canada. Fresenius, however, will provide the Product free of charge for the conduct of clinical trial(s) to support the approval of the first solid organ transplant indication in each area of lung and renal transplantation and for the conduct of clinical trial(s) for the approval of the first stem cell transplant indication. Fresenius will provide the Product for other clinical trials at a price to be determined in accordance with the terms of the Agreement.

Under the terms of the Agreement, the Company will pay Fresenius a transfer price, or royalty, based principally on the Company’s annual net sales of the Product. Following the Product’s U.S. licensure, the Company will be required to make minimum monthly payments specified in the Agreement to Fresenius. These minimum monthly payments will be credited against the annual transfer price , or royalty, payable by the Company to Fresenius. In addition, the Company is required to make milestone payments to Fresenius equal to (i) $500,000 upon execution and delivery of the Agreement, (ii) $500,000 upon initiation of recruitment for the first new clinical study initiated by the Company under the Agreement, (iii) $1 million upon approval by the by the U.S. Food and Drug Administration of Fresenius’ manufacturing facility, and (iv) $3 million upon approval by the U.S. Food and Drug Administration of the Product.

The Agreement may be terminated by either party in the event that the price of the Product falls below a specified level for four consecutive calendar quarters. Fresenius will also have the right to terminate if the Company fails to file a reviewable Biologics License Application for the Product within nine months of a targeted filing date, unless such failure is due to Fresnius’ failure to timely comply with its scheduled obligations under the Agreement. The Company will have the additional right to terminate, and to be reimbursed for any portion of the first milestone payment already paid, if Fresenius fails to deliver an Investigational New Drug Application and certain clinical data related to the Product within ninety days of the date of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABI BIOPHARMACEUTICALS

Date: April 5, 2006	By:	/S/ THOMAS H. MCLAIN
Name: Thomas H. McLain Title: Chairman, Chief Executive Officer, and President